LiveWire Group, Inc. appoints Hiromichi Mizuno to Board of Directors

MILWAUKEE, June 8, 2023 / PRNewswire/ -- LiveWire Group, Inc. (“LiveWire”) (NYSE: LVWR) today announced the appointment of Mr. Hiromichi (Hiro) Mizuno to the Company's Board of Directors, effective June 12, 2023.

“Hiro is a global thought leader in sustainable investments and brings both extensive international financial experience and EV sector expertise that will be greatly beneficial as we expand into new markets and enter our next phase of growth to lead the electrification of the sport,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson and Chairman and CEO, LiveWire. “We are excited to welcome Hiro to the Board of Directors and look forward to the valuable insights he will bring to continue advancing LiveWire’s mission to be the ultimate electric motorcycle brand in the world.”

Mizuno is a Japanese financial executive and has played significant roles in the field of sustainable investments, formerly serving as United Nations Special Envoy on Innovative Finance and Sustainable Investments.

He previously served as Executive Managing Director and Chief Investment Officer of Government Pension Investment Fund of Japan (GPIF), the largest pension fund in the world. Additionally, Mizuno has served as a non-Executive board member of Tesla, Inc. and serves as a Mission Committee Member at Danone, S.A.

Mizuno holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Additionally, Paul Krause, Chief Legal Officer at Harley-Davidson will also be appointed to the Board of Directors of LiveWire Group, Inc. effective June 12, 2023.

About LiveWire
LiveWire has a dedicated focus on the electric motorcycle sector. LiveWire’s majority shareholder is Harley-Davidson, Inc. LiveWire comes from the lineage of Harley-Davidson and is capitalizing on a decade of its learnings in the EV sector. With a dedicated focus on EV, LiveWire plans to develop the technology of the future and to invest in the capabilities needed to lead the transformation of motorcycling. www.livewire.com